Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2026, with respect to the consolidated financial statements of Xenia Hotels & Resorts, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the headings “Experts” in the prospectus.

/s/ KPMG LLP

Orlando, Florida

August 5, 2026